  EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the registration statement of Long Term Care Operations 360, Inc. (formerly known as China Crawfish, Ltd.), on Form S-1/A, filed on March 14, 2022, of our Report of Independent Registered Public Accounting Firm, dated March 14, 2022, on the balance sheet of Long Term Care Operations 360, Inc. (formerly known as China Crawfish, Ltd.) as of October 31, 2021 and 2020, and the related statements of operations and changes in stockholders equity and cash flows for the year then ended and the related notes, which appear in the Form S1/A.

We also consent to the references to us under the headings “Experts” in such form S-1/A.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, UT

March 14, 2022